Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of May 4, 2023, is entered into by and among Corner Growth Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“CGAC”), Noventiq Holdings PLC, a company organized under the laws of the Cyprus (the “Company”), and CGA Sponsor, LLC, a Delaware limited liability company (“Sponsor”, and CGAC, the Company and Sponsor, each a “Party”, and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, CGAC and Corner Growth SPAC Merger Sub, Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands and a direct wholly owned subsidiary of CGAC (“Merger Sub”), are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing on as the surviving entity (“Business Combination”), and as a result of which, the Company will become a wholly owned subsidiary of CGAC upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, as of the date hereof, Sponsor is the record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Exchange Act), and is entitled to dispose of and vote, 9,825,001 CGAC Class B Ordinary Shares (together with CGAC Class A Ordinary Shares issuable upon conversion of such shares, the “Sponsor Founder Shares”);

WHEREAS, Sponsor owns warrants entitling Sponsor to purchase 7,600,000 CGAC Class A Ordinary Shares in the aggregate for $11.50 per share (the “Sponsor Warrants”);

WHEREAS, in connection with the IPO (as such term is defined in the CGAC Articles), CGAC, Sponsor and certain officers and directors of CGAC (collectively, the “Insiders”) entered into a letter agreement, in the form attached as Exhibit 10.5 to the CGAC’s annual report filed with the SEC on Form 10-K for the fiscal year ended December 31, 2022 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the CGAC securities owned by them;

WHEREAS, Article 17.3 of the CGAC’s Amended and Restated Memorandum and Articles of Association (“CGAC Articles”) provides, among other matters, that the CGAC Class B Ordinary Shares will automatically convert into CGAC Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment pursuant to Article 17.3 of the CGAC Articles if additional shares of CGAC Class A Ordinary Shares or Equity-linked Securities (as defined in the CGAC Articles), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”);

WHEREAS, at the Closing, up to 7,500,000 of Sponsor Founder Shares shall be subject to forfeiture in the following manner: (i) up to 2,500,000 Sponsor Founder Shares (the “Alignment Shares”) will be subject to forfeiture pursuant to Section 2.5(b) of the Business Combination Agreement and (ii) 5,000,000 Sponsor Founder Shares (the “Sponsor Earn-Out Shares”) will be subject to forfeiture pursuant to Section 2.5(c) of the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement (and subject to the terms and conditions set forth therein) as a result of the Business Combination, Sponsor may elect to deposit the Sponsor Founder Shares, after giving effect to any forfeiture of Alignment Shares and Sponsor Earn-Out Shares, into the ADS Facility to receive ADSs representing such Sponsor Founder Shares that are not subject to any forfeiture pursuant to Section 2.5(b) and Section 2.5(c) of the Business Combination Agreement (ADSs together with the underlying Sponsor Founder Shares and Sponsor Warrants, the “Restricted Securities”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Business Combination Agreement, the Sponsor is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, CGAC, the Company and Sponsor hereby agree as follows:

Section 1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, Sponsor, solely in its capacity as a shareholder of CGAC, shall validly execute and deliver to CGAC in respect of all of Sponsor’s Covered Shares, on (or effective as of) the fifth (5th) Business Day following the date that the notice of CGAC Shareholders’ Meeting is delivered by CGAC to the CGAC Shareholders, a voting proxy to be distributed in respect of all of Sponsor’s Covered Shares. In addition, prior to the Termination Date (as defined herein), Sponsor, in its capacity as a shareholder of CGAC, at any other meeting of the shareholders of CGAC (whether annual or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of CGAC, shall, and shall cause any other holder of record of any of Sponsor’s Owned Shares (as defined below) to:

(a) when such meeting is held, appear, whether in person or by proxy, at such meeting or otherwise cause Sponsor’s Owned Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of Sponsor’s Owned Shares owned or held as of the record date for such meeting (or the date that any written consent is executed by Sponsor) in favor of the (i) Business Combination, Plan of Merger and the adoption of the Business Combination Agreement, (ii) the Transactions to which CGAC will be a party and (iii) any other matters necessary or reasonably requested by CGAC for consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement including those matters that are indicated as requiring Sponsor’s approval by the SEC (or staff member thereof) in its comments to the Proxy/Registration Statement or correspondence related thereto (the matters in (i), (ii) and (iii) collectively, “CGAC Transaction Proposals”);

(c) in any other circumstances upon which a consent or other approval is required under the Organizational Documents of CGAC or otherwise sought with respect to the Business Combination Agreement or the other transactions contemplated by the Business Combination Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of Sponsor’s Owned Shares in favor thereof;

(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of Sponsor’s Owned Shares against any action that would reasonably be expected to (i) materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement, (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of CGAC under the Business Combination Agreement or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Agreement; and

(e) (i) fully comply with, and perform all of its obligations, covenants and agreements set forth in the Insider Letter in all material respects, (ii) enforce the Insider Letter in accordance with its terms, and (iii) not amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company except for amending it solely and only to the extent to reduce the lock up period to match the Lock-Up Period herein.

(f) Sponsor hereby irrevocably, to the fullest extent permitted by Law, appoints CGAC, or any designee of CGAC, for so long as the provisions of this Section 1 remain in effect, as Sponsor’s attorney-in-fact and proxy with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Owned Shares, solely on the matters and in the manner specified in this Section 1. This proxy shall be valid for the duration of this Agreement.

(g) THE PROXY AND POWER OF ATTORNEY GRANTED PURSUANT TO SECTION 1(f) ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. The proxy and power of attorney shall not be terminated by any act of the Sponsor or by operation of Law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of Sponsor. Sponsor hereby revokes all other proxies and powers of attorney on the matters specified in this Section 1 with respect to the Owned Shares that Sponsor may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by Sponsor with respect thereto. All authority herein conferred or agreed to be conferred shall survive the bankruptcy of Sponsor and any obligation of Sponsor under this Agreement shall be binding upon the successors of Sponsor.

(h) For the purposes of this Agreement, the term “Owned Shares” means the Sponsor Founder Shares, together with any additional CGAC Shares (or any securities convertible into or exercisable or exchangeable for Sponsor Warrants and CGAC Shares) in which Sponsor acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

Section 2. Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding CGAC Class B Ordinary Shares, solely in connection with and only for the purpose of the transactions contemplated by the Business Combination Agreement, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by Law, the Anti-Dilution Right, and agrees that the CGAC Class B Ordinary Shares will convert into CGAC Class A Ordinary Shares only at the Initial Conversion Ratio (as defined in the CGAC Articles) in connection with the transactions contemplated by the Business Combination Agreement. This waiver shall be void and of no force and effect following the date on which the Business Combination Agreement is validly terminated in accordance with its terms. All other terms related to the CGAC Class B Ordinary Shares shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the Business Combination Agreement or the Transaction Documents in connection with the consummation of the Merger, which modifications shall be effective only upon the consummation of the Merger.

Section 3. No Inconsistent Agreements. Sponsor hereby covenants and agrees that Sponsor shall not (i) enter into any voting agreement or voting trust with respect to any of Sponsor’s Owned Shares that is inconsistent with Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of Sponsor’s Owned Shares that is inconsistent with Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

Section 4. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, CGAC and Sponsor (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Section 11 through Section 25 shall survive the termination of this Agreement.

Section 5. Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to the Company as follows:

(a) As of the date hereof, (i) Sponsor is the sole beneficial and record owner (within the meaning of Rule 13d-3 under the Exchange Act) of all of the Sponsor Founder Shares (it being understood that John Cadeddu and Marvin Tien own a beneficial interest in the Sponsor Founder Shares by virtue of their equity interest in the Sponsor) free and clear of any liens (other than liens created by this Agreement, the Insider Letter or the Organizational Documents of CGAC), (ii) Sponsor has the sole voting power with respect to such Sponsor Founder Shares and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Sponsor Founder Shares. Other than the Owned Shares, and Sponsor Warrants to acquire 7,600,000 CGAC Class A Ordinary Shares, Sponsor does not own beneficially or of record any CGAC Shares (or any securities convertible into CGAC Shares) or any interest therein.

(b) As of the date hereof, (i) Sponsor is the sole record owner of all of the Sponsor Warrants, free and clear of all liens (other than liens arising under applicable securities Laws and the Insider Letter), (ii) Sponsor has the sole voting power with respect to the CGAC Class A Ordinary Shares underlying the Sponsor Warrants and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such CGAC Class A Ordinary Shares underlying the Sponsor Warrants

(c) As of the date hereof, Sponsor is not the holder or beneficial owner of any equity interest of CGAC other than the Sponsor Shares and Sponsor Warrants.

(d) Sponsor, in each case except as provided in this Agreement or the Organizational Documents of CGAC, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein with respect to Sponsor’s Owned Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of Sponsor’s Owned Shares that is inconsistent with Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of Sponsor’s Owned Shares, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(e) Sponsor (A) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and (B) has all requisite power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly executed and delivered by Sponsor and, subject to the due execution and delivery of this Agreement by each other Party hereto, constitutes a legally valid and binding agreement of Sponsor enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(f) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Sponsor from, or to be given by Sponsor to, or be made by Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Business Combination or the other transactions contemplated by the Business Combination Agreement.

(g) The execution, delivery and performance of this Agreement by Sponsor does not, and the consummation of the transactions contemplated hereby and the Business Combination and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Security Interest on any of the properties, rights or assets of Sponsor pursuant to any Contract binding upon Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(f), under any applicable Law to which Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Business Combination or the other transactions contemplated by the Business Combination Agreement.

(h) As of the date of this Agreement, there is no Action pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor that, in any manner, questions the beneficial or record ownership of Sponsor’s Owned Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(i) Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of CGAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Business Combination Agreement and has independently, based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that CGAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Sponsor acknowledges that the agreements contained herein with respect to the Owned Shares held by Sponsor are irrevocable.

(j) Sponsor understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of Sponsor contained herein.

(k) Except as disclosed in the CGAC Disclosure Letter, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which CGAC or the Company is or could be liable in connection with the Business Combination Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by Sponsor in its capacity as a shareholder or, to the knowledge of Sponsor, on behalf of Sponsor in its capacity as a shareholder.

(l) Except for (a) Transaction Documents to which Sponsor is a party or otherwise disclosed in the CGAC Disclosure Letter and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with CGAC.

Section 6. Certain Covenants of the Sponsor. Except in accordance with the terms of this Agreement, Sponsor hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 7 hereof, prior to the Termination Date, Sponsor shall not, and, to the extent applicable, shall cause its Affiliates not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party with respect to a CGAC Acquisition Proposal, (ii) furnish or disclose any non-public information to any third-party in connection with or that could reasonably be expected to lead to a CGAC Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with any third party regarding a CGAC Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything in this Agreement to the contrary, (i) Sponsor shall not be responsible for the actions of CGAC or the CGAC Board (or any committee thereof), Merger Sub, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “CGAC Affiliated Parties”), (ii) Sponsor makes no representations or warranties with respect to the actions of any of the CGAC Affiliated Parties, and (iii) any breach by CGAC of its obligations under Section 7.4 of the Business Combination Agreement shall not be considered a breach of this Section 6(a) (it being understood that, for the avoidance of doubt, Sponsor or its Representatives (other than any such representative that is a CGAC Affiliated Party) shall remain responsible for any breach by Sponsor or its Representatives of this Section 6(a)).

(b) Sponsor shall not, prior to the Termination Date, (except in each case pursuant to the Business Combination Agreement), (i) directly or indirectly, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise, either voluntarily or involuntarily (collectively, “Transfer”) any of Sponsor’s Owned Shares, or (b) enter into any Contract or option with respect to the Transfer of, any of Sponsor’s Owned Shares, or (ii) publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would make any representation or warranty of Sponsor contained herein or the Business Combination Agreement untrue or incorrect or have the effect of preventing or disabling Sponsor from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit (x) a Permitted Transfer; provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Company and CGAC, to assume all of the obligations of Sponsor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve Sponsor of its obligations under this Agreement, or (y) a Transfer pursuant to the Finder’s Letter (as defined in the CGAC Disclosure Letter). Any Transfer in violation of this Section 6(b) with respect to Sponsor’s Owned Shares shall be null and void ab initio and CGAC shall be entitled to refuse to recognize any such purported transferee of the Owned Shares as one of its equity holders for any purpose. For the purposes of this Agreement, the term “Permitted Transfer” means a Transfer (i) made by distribution by Sponsor to its members, current and former general and limited partners, or shareholders pursuant to Sponsor’s Organizational Documents; or (ii) by virtue of applicable Law or Sponsor’s Organizational Documents upon liquidation or dissolution of Sponsor. Sponsor hereby agrees that it shall not amend, modify or waive any of the provisions of the Finder’s Letter relating to (x) Sponsor’s voting rights thereunder, or (y) the lock-up provisions contained therein, and shall not otherwise amend, modify or waive the Finder’s Letter in any manner that would adversely affect Sponsor’s obligations under this Agreement.

(c) Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agree to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against the Company, CGAC or Merger Sub, or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

(d) Sponsor hereby authorizes CGAC to maintain a copy of this Agreement at either the executive office or the registered office of CGAC.

(e) Binding Effect of Business Combination Agreement. Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Section 2.5 (Restrictions on Sponsor Shares), Section 4.19 (Compliance with Laws), Section 7.6 (Extensions), Section 7.8 (Loan for Sponsor), Section 8.8 (Payment of Expenses) and Section 11.13 (Publicity) of the Business Combination Agreement (and any relevant defined terms contained in any such Sections) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 7. Lock Up.

(a) Sponsor hereby agrees not to Transfer any of the Restricted Securities from and after the Closing and until the earlier of (i) the six (6) month anniversary of the Closing Date and (ii) the date following the Closing Date on which CGAC completes a Liquidity Event (such earlier date, the “Lock-Up Period”). For the purposes of this Agreement, the term “Liquidity Event” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of CGAC’s shareholders having the right to exchange their shares of CGAC for cash, securities or other property.

(b) The restrictions set forth in this Section 7 shall not apply to the Transfer of any or all of the Restricted Securities owned by Sponsor made in respect of a Permitted Transfer; provided, that in case of a Permitted Transfer during the Lock-Up Period, it shall be a condition to such Transfer that the transferee executes and delivers to CGAC an agreement, in a form that is reasonably satisfactory to CGAC, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Sponsor, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement.

(c) If any Transfer of Restricted Securities is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and CGAC shall be entitled to refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(d) During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 4, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, (i) Sponsor shall retain all of its rights as a shareholder of CGAC during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in this Section 7 shall not apply to any CGAC Ordinary Share or other securities of CGAC acquired by Sponsor in open market transactions or to any CGAC Ordinary Shares (or other securities of CGAC) other than the Restricted Securities.

Section 8. Further Assurances. From time to time and without further consideration, Sponsor shall (i) execute and deliver, or cause to be executed and delivered, such additional documents including Transaction Documents as may be necessary to satisfy any condition to Closing under the Business Combination Agreement including delivering the Sponsor Earn-Out Shares to the Escrow Agent and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Business Combination Agreement, this Agreement and the CGAC Transaction Proposals including placing appropriate legends on the Restricted Securities and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of CGAC or the Cayman Act) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Business Combination or any other Transaction.

Section 9. Disclosure. Sponsor hereby authorizes the Company and CGAC to publish and disclose in any announcement or disclosure required by the SEC, or to include in any document or information required to be filed with or furnished to the SEC or Nasdaq Sponsor’s identity and ownership of the Owned Shares and the nature of Sponsor’s obligations under this Agreement.

Section 10. Changes in Capital Shares. In the event (i) of a share split, share dividend or distribution, or any change in CGAC Shares by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) Sponsor purchases or otherwise acquires beneficial ownership of any CGAC Shares or (iii) Sponsor acquires the right to vote or share in the voting of any CGAC Shares, the terms “Owned Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 11. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by CGAC, the Company and Sponsor.

Section 12. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

Section 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as FedEx, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 13):

if to Sponsor, to the address or email address set forth on Sponsor’s signature page hereto, or in the absence of such address or email address being set forth on the signature page, the address (including email) set forth in the CGAC’s books and records.

if to the Company, to it at:

Noventiq PLC

26-28 Hammersmith Grove,

London, W6 7HA

Attn: Warren Davies

Email: warren.davies@noventiq.com

with a copy (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of Americas

New York, NY 10020

Attention: Stephen Besen and Jeffrey Pellegrino

Email: Stephen.Besen@AllenOvery.com and

Jeffrey.Pellegrino@AllenOvery.com

and

Allen & Overy LLP

One Bishops Square

London E1 6AD

Attention: James Roe

Email: James.Roe@AllenOvery.com

if to CGAC, to it at:

Corner Growth Acquisition Corp.

251 Lytton Avenue, Suite 200

Palo Alto, CA 94301

Attn: Jerry Letter, CFO

Email: Jerry@cornercapitalmgmt.com

with a copy (which shall not constitute notice) to:

Reitler Kailas & Rosenblatt LLP

885 Third Avenue – 20th Floor

New York, NY 10022

Attention: John F.F. Watkins

Email: JWatkins@Reitlerlaw.com

Section 14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or CGAC any direct or indirect ownership or incidence of ownership of or with respect to the Owned Shares or Restricted Securities of Sponsor. All rights, ownership and economic benefits of and relating to the Owned Shares or Restricted Securities of Sponsor shall remain vested in and belong to Sponsor, and the Company or CGAC shall have no authority to direct Sponsor in the voting or disposition of any of the Sponsor’s Owned Shares or Restricted Securities, except as otherwise provided herein.

Section 15. Entire Agreement; Time of Effectiveness. This Agreement and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon Sponsor until after such time as the Business Combination Agreement is executed and delivered by the Company and CGAC.

Section 16. No Third-Party Beneficiaries. Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company and CGAC in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties.

Section 17. Waiver and Release. Effective immediately upon the Closing, Sponsor, on behalf of itself and its Affiliates and their respective Representatives, and each of their respective successors and assigns (each a “Sponsor Releasor”), hereby irrevocably releases, waives, acquits and forever discharges, to the fullest extent permitted by Law, CGAC, the Company and each of their respective present and future subsidiaries, Affiliates, representatives, direct and indirect equity holders, officers, directors and employees (each, a “Releasee”) of, from and against (i) any and all obligations or duties CGAC or its Subsidiaries has prior to or as of the Effective Time to such Sponsor Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Effective Time, against any Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of Fraud on the part of a Releasee) (collectively, “Sponsor Claims”); provided, that nothing contained in this paragraph shall extend to any claims, rights, proceedings, liabilities, obligations, causes of action or losses in connection with (i) any representations, warranties, obligations, covenants, agreements and liabilities under this Agreement, the Business Combination Agreement or any other Transaction Document entered into in connection with the Business Combination Agreement to which Sponsor is a party which survives the Closing and any obligations to make any payment to Sponsor under such agreements, (ii) any rights to compensation that Sponsor may be entitled to under service agreements entered into with CGAG in respect of the transactions contemplated by the Business Combination Agreement to which a Sponsor Releasor may be a party and that (in each case) is expressly disclosed in the CGAC Disclosure Letter, or (iii) any obligations under the CGAC Articles or any written indemnification agreement with CGAC, and directors’ and officers’ liability insurance policies with respect to the indemnification or exculpation of, or advancement of expenses, solely to the extent (in each case) identified in the CGAC Disclosure Letter or as contemplated by Section 6.4 of the Business Combination Agreement. Sponsor Releasor shall not, and shall cause its equity holders, subsidiaries, Affiliates and Representatives, and each of their respective successors and assigns, not to, assert any Sponsor Claim against any of the Releasees that is released pursuant to this Section 17. Notwithstanding the foregoing, no Sponsor Releasor releases any of its express rights under the Business Combination Agreement or any other Transaction Document. This release is intended to be a complete and general release with respect to the Sponsor Claims, and specifically includes claims that are known, unknown, fixed, contingent or conditional arising on or prior to the Closing.

Subject to the reservation of rights and the limitation of the scope of the claims released hereunder, each of the Sponsor Releasors for itself and for its respective Subsidiaries, Affiliates, Representatives, direct and indirect equityholders, parent companies, managers, officers and directors, and each of their respective successors and assigns, expressly acknowledges that with respect to the release of known or unknown Sponsor Claims, Sponsor Releasor is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter in this section, and the releases herein are binding and effective notwithstanding the discovery or existence of any such additional or different facts. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR SPONSOR RELEASOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASEE.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Sponsor Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Sponsor Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 17, in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 17 and that, without such waiver, CGAC and the Company would not have agreed to the terms of this Agreement.

Section 18. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of Laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 13.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 20. Enforcement. The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Sponsor’s obligations to vote its Owned Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 21. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 22. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 23. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this

Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 24. Capacity as a Shareholder. Notwithstanding anything herein to the contrary, Sponsor signs this Agreement solely in Sponsor’s capacity as a shareholder of CGAC, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of Sponsor, or any Affiliate, employee or designee of Sponsor or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of CGAC (or any Subsidiary of CGAC) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of CGAC or any Subsidiary of CGAC.

Section 25. Costs and Expenses. Each Party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement and, in the case of Sponsor, such costs and expenses shall be considered CGAC Transaction Expenses.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

CORNER GROWTH ACQUISITION CORP.

By:	/s/ Marvin Tien
Name: Marvin Tien
Title: Chief Executive Officer

NOVENTIQ HOLDINGS PLC

By:	/s/ Hervé Tessler
Name: Hervé Tessler
Title: CEO

CGA SPONSOR, LLC

By:	/s/ Marvin Tien
Name: Marvin Tien
Title: Member Address for Notice:

251 Lytton Avenue, Suite 200 Palo Alto, CA 94301 Attn: Email:

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